Exhibit 99.3

Great Elm Group Sells Durable Medical Equipment Business For $80 million

The Sale of its DME Business Allows Great Elm to Focus Primarily on Investment Management with Additional Cash on its Balance Sheet Available to Fund Strategic Growth Initiatives

WALTHAM, Mass., January 3, 2023 – Great Elm Group, Inc. (“we,” “us,” “our,” the “Company,” “GEG,” or “Great Elm”), (NASDAQ: GEG) today announced the closing of the sale of its majority interest in the Company’s Durable Medical Equipment (DME) business, Great Elm Healthcare, LLC, to QHM Holdings, Inc., a wholly-owned subsidiary of Quipt Home Medical Corp. (“Quipt”), (NASDAQ: QIPT; TSXV: QIPT), a U.S. based leader in the home medical equipment industry, focused on end-to-end respiratory care.

Transaction Terms and Highlights

•
Total consideration of $80 million includes approximately $73 million of cash, $5 million of assumed indebtedness and 431,996 shares of Quipt common stock valued at $2 million using a 20-day volume-weighted average price (“VWAP”) calculation on Quipt stock.
•
Quipt purchased 100% of the equity interests in the DME business parent company, Great Elm Healthcare, LLC on a cash-free and debt-free basis.
•
Great Elm received approximately $26 million in net cash proceeds and 346,028 shares of Quipt common stock in connection with the transaction.
•
Simplifies GEG’s reporting and organizational structure.
•
Provides capital to grow the Investment Management business.

Commentary

“The successful sale of our DME business and the recently announced Forest transaction are transformative for Great Elm. When combined, the two transactions are expected to increase holding company cash by over $70 million. This allows Great Elm to dedicate more resources to scaling its Investment Management business, utilizing the expertise and relationships of our board and management team.” said Jason Reese, Executive Chairman of GEG. “We continue to evaluate various strategies which could include investments in our existing funds or the acquisition of the management rights of new, long-duration capital vehicles. Additionally, the sale simplifies our reporting and organizational structure.”

Peter Reed, Chief Executive Officer of GEG, stated further, “We want to thank John Ehlinger, CEO of DME, the executive team and all of the employees of DME for their contributions to the success of the business since 2018. We believe the company’s employees and future operations are in good hands with Quipt.”

Gregory Crawford, Chief Executive Officer and Chairman of Quipt, said, “With this acquisition, we have taken a significant step toward our goal of becoming a leading national provider of home medical equipment with a focus on end-to-end respiratory care in the United States. Combining two respiratory care providers with demonstrated track records of enterprise growth, technology innovation, and patient service allows us to build and improve on our patient-centric ecosystem. With a coast-to-coast presence in 26 US states, the merged business will have wide geographic reach permitting us to efficiently expand upon and enhance relationships with patients, key market partners, and payors. The acquisition also provides further opportunities to increase enterprise scale in this highly fragmented marketplace. In addition to all of that, we are especially excited to welcome the DME team to Quipt. We could not be more excited for the future.”

Imperial Capital, LLC served as exclusive financial advisor to Great Elm Group, Inc.

About Great Elm Group, Inc.
Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded, investment management company focused on growing a scalable and diversified portfolio of long-duration, permanent capital vehicles across corporate credit, specialty finance, real estate and other asset classes. Great Elm Group, Inc. and its subsidiaries currently manage Great Elm Capital Corp., a publicly-traded business development company, and Monomoy Properties REIT, LLC, an industrial-focused real estate investment trust, in addition to other investments. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

About Quipt Home Medical Corp.
Quipt provides in-home monitoring and disease management services focused on end-to-end respiratory solutions for patients in the United States healthcare market. It seeks to continue to expand its offerings to include the management of several chronic disease states focusing on patients with heart or pulmonary disease, sleep disorders, reduced mobility, and other chronic health conditions. The primary business objective of Quipt is to create shareholder value by offering a broader range of services to patients in need of in-home monitoring and chronic disease management. Quipt’s organic growth strategy is to increase annual revenue per patient by offering multiple services to the same patient, consolidating the patient’s services, and making life easier for the patient.

Media & Investor Contact:
Investor Relations

geginvestorrelations@greatelmcap.com